                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   HYSEQ, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
        0-11.

(1)     Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

(2)     Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

(4)     Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

(5)     Total fee paid:
        ------------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing of which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:
        ------------------------------------------------------------------------

(2)     Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

(3)     Filing Party:
        ------------------------------------------------------------------------

(4)     Date Filed:
        ------------------------------------------------------------------------

                                  HYSEQ, INC.
                               670 ALMANOR AVENUE
                              SUNNYVALE, CA 94086

April 15, 1999

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Hyseq, Inc. (the "Company") to be held at 9:00 a.m. Pacific Daylight Time on Monday, May 24, 1999, at the Company's facility at 675 Almanor Avenue, Sunnyvale, California 94086 (telephone number: 408-524-8100) for the following purposes:

     (1) election of two Class III directors; and

     (2) ratification of the selection of the Company's independent auditors.

Each proposal is described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. A proxy card on which to indicate your vote is also enclosed, along with a postage-paid return envelope. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS.

     We realize not all of you will be able to attend the meeting and vote in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD NOW SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the meeting, you can always revoke your proxy at that time and vote your shares in person.

     Remember, your vote is important no matter how many or how few shares you own.

                                          Sincerely,
                                          ROBERT D. WEIST
                                          Chairman of the Board

                                          LEWIS S. GRUBER
                                          President and Chief Executive Officer

                                  HYSEQ, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 1999

     The Annual Meeting of Stockholders (the "Meeting") of Hyseq, Inc. (the "Company") will be held on Monday, May 24, 1999, at 9:00 a.m. Pacific Daylight Time, at the Company's facility at 675 Almanor Avenue, Sunnyvale, California 94086 for the following purposes:

     1. to elect two Class III directors;

     2. to ratify the Company's selection of Ernst & Young LLP as the independent auditors for the Company for fiscal year 1999; and

     3. to transact any other business appropriate to the Meeting.

     Only stockholders of record at the close of business on March 31, 1999 are entitled to receive notice of, and to vote at the Meeting. A complete list of stockholders eligible to vote at the Meeting will be available for inspection at the Company's offices for at least ten days prior to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          James N. Fletcher
                                          Secretary

April 15, 1999
670 Almanor Avenue
Sunnyvale, California 94086

                             YOUR VOTE IS IMPORTANT

     STOCKHOLDERS ARE URGED TO DESIGNATE THEIR CHOICES ON EACH OF THE MATTERS TO BE ACTED UPON AND TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP ASSURE THAT THERE ARE ENOUGH SHARES REPRESENTED TO HAVE A VALID MEETING AND AVOID THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

                                  HYSEQ, INC.
                               670 ALMANOR AVENUE
                              SUNNYVALE, CA 94086
                                  408-524-8100

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                              GENERAL INFORMATION

     Hyseq, Inc. (the "Company") has sent this Proxy Statement to you in connection with the solicitation of proxies for the annual meeting of the Company's stockholders (the "Meeting"). The Meeting will be held at 9:00 a.m. Pacific Daylight Time on Monday, May 24, 1999.

     RECORD DATE: The Company chose the close of business on March 31, 1999 as the record date for the Meeting (the "Record Date"). All holders of record on March 31, 1999 of the Company's common stock par value $.001 per share will be entitled to vote at the Meeting. On the Record Date, there were 12,981,352 shares of common stock outstanding.

     MAILING DATE: The date of this Proxy is April 15, 1999. This Proxy Statement and proxy card are being mailed on or about April 16, 1999.

     RETURNING YOUR PROXY: If you do not attend the Meeting you may still vote your shares at the Meeting by signing and returning your proxy card. If you specify a choice on your proxy card, your shares will be voted according to your choice. If you sign and return your proxy card but do not mark any choices, then your shares will be voted:

     (1) FOR election of the two Class III directors; and

     (2)FOR ratification of the Company's selection of Ernst & Young LLP as its independent auditors.

     Your signed proxy also gives the persons named on the proxy card, called the proxies, the authority to vote your shares in the event that other matters are properly brought up at the Meeting.

     REVOKING YOUR PROXY: Even if you sign and return your proxy card, you can always revoke it. By delivering a written notice of revocation or sending a subsequent signed proxy card, you can terminate the original proxy you sent to the Company, if the revocation or subsequent signed proxy is received by the Company prior to the Meeting. If you sign and return your proxy card, but then attend the Meeting, you can revoke your proxy by voting in person at the Meeting.

     QUORUM: A majority of the outstanding shares of the Company, represented in person or by proxy, constitutes a quorum. A quorum is the number of represented stockholders needed to have a valid meeting to transact business.

     VOTING: A majority vote of the quorum is needed to approve or disapprove each proposal. Shares represented by valid proxies, those proxies that have been received in time for the Meeting and have not been revoked, will be voted at the Meeting.

     The Company shall tabulate the vote as follows:

     (1) abstentions are treated as votes against a proposal;

     (2) executed proxies are voted as indicated;

     (3) executed proxies with no preferences are treated as votes for a proposal; and

     (4) broker non-votes have no effect on the vote on a given proposal. A broker non-vote occurs when a broker votes some matters on the proxy card but not others because the broker lacks authority.

     COST OF SOLICITATION: The Company bears the entire cost of the Meeting, including the solicitation of proxies. The Company asks banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals to obtain authority to execute proxies. The Company reimburses them for expenses. In addition to the solicitation of proxies by mail, the Company's directors, officers and/or employees may solicit proxies in person or by telephone.

     ANNUAL REPORTS: The Company is mailing the Annual Report to Stockholders for the fiscal year 1998 along with this Proxy Statement. The Company's Annual Report to Stockholders includes financial statements of the Company for the year ended December 31, 1998. If you would like a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 that the Company filed with the Securities and Exchange Commission (the "Commission"), the Company will send you one without charge. Please write to:

        Secretary
        Hyseq, Inc.
        670 Almanor Avenue
        Sunnyvale, California 94086

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock as of March 31, 1999 (except as otherwise indicated in the footnotes below) by: (a) each of the Company's directors; (b) each executive officer named in the Summary Compensation Table; (c) all directors and executive officers of the Company as a group; and (d) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock:

                                                                SHARES BENEFICIALLY
                                                                     OWNED(1)
                                                              -----------------------
                                                              NUMBER OF    PERCENTAGE
                    NAME AND ADDRESS(2)                        SHARES         %(3)
                    -------------------                       ---------    ----------
Robert D. Weist(4)..........................................    227,835        1.8
Lewis S. Gruber(5)..........................................    870,227        6.6
Radoje T. Drmanac(6)........................................    937,259        7.1
James N. Fletcher(7)........................................     30,718          *
Raymond F. Baddour(8).......................................     36,060          *
Greta E. Marshall(9)........................................     40,400          *
Thomas N. McCarter III(10)..................................    101,340          *
Ernst Schweizer(11).........................................     11,520          *
Janice M. LeCocq(12)........................................     11,520          *
Radomir B. Crkvenjakov(13)..................................    631,901        4.9
Christopher R. Wolf(14).....................................    452,112        3.5
Ryback Management Corporation(15)...........................  1,002,000        7.7
  7711 Carondelet Ave.
  Box 169000
  St. Louis, MO 63105
Institute of Molecular Genetics and Genetic
  Engineering(16)...........................................    708,480        5.5
  Vojode Stepe 283
  P. O. Box 794
  11001 Belgrade Yugoslavia
PE Corporation(17)..........................................    766,921        5.9
  761 Main Ave.
  Norwalk, CT 06859
All directors and executive officers of the Company, as a
  group (11 persons)(18)....................................  3,350,892       24.3

---------------
  *  Represents beneficial ownership of less than 1% of the common stock.

 (1) Beneficial ownership is a technical term determined in accordance with the rules of the Commission. Beneficial ownership generally means whether a stockholder can vote or sell the stock either directly or indirectly. Shares of common stock issuable pursuant to stock options currently exercisable, or exercisable within 60 days after March 31, 1999, are deemed outstanding for purposes of computing the percentage owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Unless otherwise indicated, the persons named in the table above have the sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner is: c/o Hyseq, Inc., 670 Almanor Avenue, Sunnyvale, California 94086.

 (3) Applicable percentage ownership is based on 12,981,352 shares of common stock outstanding as of March 31, 1999.

 (4) Includes 20,160 shares issuable upon exercise of options. Also includes 207,675 shares held by the Weist Family Trust of which Mr. Weist is trustee.

 (5) Mr. Gruber holds shares individually, jointly with his wife and through a corporation and a partnership that they control. Includes 292,669 shares issuable upon exercise of options and 1,200 shares issuable upon the exercise of warrants.

 (6) Includes 147,043 shares issuable upon exercise of options and 1,200 shares issuable upon the exercise of warrants. Also includes 80,536 shares issuable upon exercise of options held individually by Dr. Radoje Drmanac's spouse, Dr. Snezana Drmanac. Dr. Radoje Drmanac disclaims beneficial ownership of any shares owned by, or issuable upon the exercise of options held by, Dr. Snezana Drmanac. Also includes 100,000 shares held by each of the Drmanac Family Irrevocable Trust A and the Drmanac Family Irrevocable Trust B of which Dr. Radoje Drmanac and his wife are trustees.

 (7) Includes 24,878 shares issuable upon exercise of options and 1,200 shares issuable upon the exercise of warrants.

 (8) Shares are issuable upon exercise of options.

 (9) Includes 36,060 shares issuable upon exercise of options.

(10) Mr. McCarter owns 76,800 shares through a partnership which he controls. Includes 24,540 shares issuable upon exercise of options.

(11) Shares are issuable upon exercise of options.

(12) Shares are issuable upon exercise of options.

(13) Includes 1,200 shares issuable upon the exercise of warrants. Also includes 34,000 shares held by a trust for the benefit of Dr. Crkvenjakov's son of which Dr. Crkvenjakov is trustee.

(14) Includes 3,120 shares issuable upon exercise of warrants and 108,000 shares issuable upon exercise of options, which options to purchase shares expired on April 8, 1999. Does not include 76,800 shares owned by a partnership controlled by Mr. McCarter and of which Mr. Wolf is a partner.

(15) Information based solely on a Schedule 13G/A filed with the Commission on February 8, 1999, representing holdings as of December 31, 1998, which schedule states that shares are held by the Lindner Growth Fund, a series of the Lindner Investment Series Trust and by Ryback Management Corporation, the financial advisor to the Lindner Investment Series Trust. Ryback has sole power to vote all these shares.

(16) Information based solely on a Schedule 13G filed with the Commission on February 17, 1998, representing stockholdings as of December 31, 1997. The 708,480 shares issued to the Institute of Molecular Genetics and Genetic Engineering are being held by the First National Bank of Chicago and cannot be voted or disposed of until certain restrictions imposed by the United States Department of the Treasury are satisfied.

(17) Information based solely on a Schedule 13D filed with the Commission on August 22, 1997.

(18) Includes 800,906 shares issuable upon exercise of options or warrants.

                                   MANAGEMENT

DIRECTORS

     The Company's Amended and Restated Articles of Incorporation, as amended, and By-Laws, as amended, provide for the Company's business to be managed by or under the direction of its Board of Directors (the "Board"). The Board is divided into three classes, with the members of each class serving for a staggered three-year term. The Board currently comprises:

     - three Class I directors: Mr. Weist, Mr. Gruber and Dr. LeCocq;

     - three Class II directors: Dr. Baddour, Ms. Marshall and Dr. Schweizer;
       and

     - two Class III directors: Dr. Drmanac and Mr. McCarter.

     At each annual meeting of stockholders, the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors and the Class II directors expire in calendar years 2000 and 2001, respectively. Because the terms of the Class III directors expire in 1999, the Class III directors will be elected at the Meeting for three-year terms expiring in 2002. On March 10, 1999, the Board was increased to nine directors, with Class I and

Class II each being increased to three members and Class III being decreased to three members. Dr. LeCocq was appointed to fill the vacancy created in Class I and Dr. Schweizer was appointed to fill the vacancy created in Class II. On March 12, 1999, Kenneth D. Noonan, who was a Class III director, resigned from the Board creating a vacancy in Class III. The Board met nine times in 1998. No director attended less than 75% of the Board meetings.

     The following table sets forth the names, ages and positions of the directors of the Company as of March 31, 1999:

              NAME                 AGE                POSITION
              ----                 ---                --------
Robert D. Weist(1)(2)............  59     Chairman of the Board of
                                          Directors
Lewis S. Gruber..................  48     President, Chief Executive
                                          Officer and Director
Radoje T. Drmanac, Ph.D. ........  41     Chief Scientific Officer and
                                          Director
Raymond F. Baddour,                74     Director
  Ph.D.(1)(3)....................
Greta E. Marshall(2).............  61     Director
Thomas N. McCarter III(3)........  69     Director
Janice M. LeCocq, Ph.D. .........  49     Director
Ernst Schweizer, Ph.D. ..........  64     Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Nominating Committee.

(3) Member of the Audit Committee.

     Robert D. Weist has served as Chairman of the Board of Directors of the Company since March 1994 and served as the President and a director of the Company from May 1993 until March 1994. Mr. Weist has also been President of Weist Associates, a management consulting firm, since April 1992. Mr. Weist was a consultant to and Senior Vice President, Administration, General Counsel and Secretary of Amgen Inc., a biotechnology company ("Amgen"), from January 1986 through April 1992, and served as its Vice President, General Counsel and Secretary from May 1982 to January 1986. Mr. Weist also serves as a director of BioSource International Inc., a biological products supplier. Mr. Weist holds a B.S. in chemical engineering from Purdue University, a J.D. from New York University and an M.B.A. from the University of Chicago.

     Lewis S. Gruber, a founder of the Company, has been the Chief Executive Officer, President and a director since joining the Company in June 1994. From January 1989 until June 1994, Mr. Gruber was a partner with the law firm of Marshall, O'Toole, Gerstein, Murray & Borun, which has represented the Company as one of its patent counsel since May 1992. Mr. Gruber holds a B.S. in sociology, an M.S. in cell biology and genetics from the University of Arizona, and a J.D. from Arizona State University.

     Radoje T. Drmanac, Ph.D. joined the Company in August 1994 and serves as Chief Scientific Officer and a director. Dr. Drmanac co-invented sequencing by hybridization ("SBH") technology while at the Institute of Molecular Genetics and Genetics Engineering in Belgrade, Yugoslavia, where he conducted research from May 1986 until February 1991. Dr. Drmanac served as a Molecular Biologist and Group Leader at Argonne National Laboratory from February 1991 until August 1994. Dr. Drmanac was a member of the Editorial Board of the International Journal of Genome Research from 1992 to 1994, and has been a member of the Human Genome Organization since 1992. Dr. Drmanac received his Ph.D. from Belgrade University and conducted post-doctoral studies at the Imperial Cancer Research Fund in London.

     Raymond F. Baddour, Ph.D. has served as a director of the Company since December 1993. Since July 1989, Dr. Baddour has served as the Lammot du Pont Professor of Chemical Engineering, Emeritus, at the Massachusetts Institute of Technology where he formerly served as the Lammot du Pont Professor of Chemical Engineering from 1973 to 1989. Dr. Baddour also serves as a director of Ascent Pediatrics, Inc., a pharmaceutical company, Scully Signal Co., an equipment manufacturing company, and MatTek Corporation, a bio-materials company, and was formerly a director of Amgen. Dr. Baddour holds a B.S. in chemical engineering from Notre Dame University and an M.S. and Sc.D. from the Massachusetts Institute of Technology.

     Greta E. Marshall has served as a director of the Company since July 1994. Ms. Marshall is a principal of The Marshall Plan, an investment management company, which she founded in 1989. From 1985 until 1989, Ms. Marshall was Investment Manager of the California Public Employee's Retirement System, a public pension organization. Ms. Marshall is also a director of EG&G Inc., a technology and scientific instrument company. Ms. Marshall holds a B.A. in english and an M.B.A. from the University of Louisville.

     Thomas N. McCarter III has served as a director of the Company since October 1996. Mr. McCarter currently serves as Chairman of the Ramapo Land Company, a real estate company, and is a general partner of Miles Timber Properties, a land company, positions he has held for more than five years. Mr. McCarter is a director and was a former Chairman of Stillrock Management, Inc., an investment company, is a director of Parock Group, a diversified investment company, and is a director of other closely-held companies. Mr. McCarter attended Princeton University from 1948 to 1951 and has been a Certified Investment Counselor since 1972.

     Janice M. LeCocq, Ph.D. has served as a director of the Company since March 1999. Dr. LeCocq has been a managing partner of Collins, Mabry & Co., a consulting firm, since December 1998. From December 1994 until December 1998, Dr. LeCocq was the Chairman and Chief Executive Officer of Gryphon Sciences, a privately held biotechnology company which is commercializing chemical protein synthesis technology. Dr. LeCocq served as the Executive Vice President of Finance and Administration and Chief Financial Officer of ICOS Corporation, a biopharmaceutical company, from September 1990 to December 1994 and continues to serve as a director of ICOS. Dr. LeCocq has also served as General Partner, Corporate Finance and as a biotechnology analyst at Montgomery Securities. Dr. LeCocq received her Ph.D. from Stanford University.

     Ernst Schweizer, Ph.D. has served as a director of the Company since March 1999. Dr. Schweizer is currently the President of Medarex Europe and Managing Director of Medarex, Inc. Prior to joining Medarex, a biopharmaceutical company focused on the development of antibodies, in January 1999, Dr. Schweizer served as the Deputy Head of Business Development & Licensing at Novartis, a pharmaceutical company, and was the Chief Scientific and Technical Officer in Business Development & Licensing at CIBA-Geigy, before its consolidation into Novartis, during a 36-year tenure with that company. Dr. Schweizer received his Ph.D. from the University of Stuttgart and holds numerous patents.

BOARD COMMITTEES

  Compensation Committee

     In April 1994, the Board established a Compensation Committee. The Compensation Committee reviews, and makes recommendations to the Board, on the Company's compensation policies, practices and procedures designed to contribute to the success of the Company. The Compensation Committee administers the 1995 Employee Stock Option Plan (the "1995 Plan") and the Non-Employee Director Stock Option Plan (the "Directors Plan"). No member of the Compensation Committee was at any time during the past three fiscal years an officer or employee of the Company or any subsidiary of the Company. Mr. Weist, however, serves without compensation, other than as a director, as the Chairman of the Company's Board. Dr. Baddour, as the Chairperson, and Mr. Weist presently serve on the Compensation Committee, which met two times during 1998.

  Audit Committee

     In March 1997, the Board established an Audit Committee. The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal controls and financial management practices. Mr. McCarter, as the Chairperson, and Dr. Baddour presently serve on the Audit Committee, which met five times during 1998. Dr. Noonan, who resigned from the Board on March 12, 1999, was also a member of the Audit Committee.

  Nominating Committee

     In October 1996, the Board established a Nominating Committee. The Nominating Committee considers and recommends individuals for Board membership and senior management positions. Ms. Marshall, as the Chairperson, and Mr. Weist presently serve on the Nominating Committee, which met once during 1998. The Nominating Committee will consider stockholders' nominations for directors only if notice is received at the principal office of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of the stockholders.

DIRECTOR COMPENSATION

     The Company pays all non-employee directors a fee of $2,500 for each Board meeting attended in person or by telephone, subject to an overall cap of $10,000 per year. Each non-employee director earned $10,000 in 1998. Employees of the Company who are also directors do not receive any director fees. All directors are reimbursed for reasonable expenses incurred in attending Board meetings. Directors also receive fees of $1,000 for each Committee meeting attended in person, which Committee fees are not subject to the $10,000 cap.

     In October 1996, the stockholders approved the Directors' Plan. Under the Directors' Plan, each new non-employee director receives a one-time grant of options to purchase 23,040 shares of common stock, of which 11,520 shares become exercisable immediately, with the balance becoming exercisable in two equal allotments on the first and second anniversaries of joining the Board. The Directors' Plan also provides that all non-employee directors automatically receive options to purchase up to 5,760 shares each year (such that the amount received under the Directors' Plan when added to all other options granted to a director which become exercisable in that year total 5,760) on the date of each annual meeting of the stockholders. In accordance with the Directors' Plan, Mr. Weist, Dr. Baddour and Ms. Marshall each received options to purchase 960 shares immediately following the annual meeting of the stockholders in 1998. All non-employee directors will receive options to purchase 5,760 shares immediately following the Meeting. Dr. Baddour and Ms. Marshall also each received options to purchase 2,460 shares, and Mr. McCarter received options to purchase 1,500 shares in 1998 in recognition of their services as chairpersons of Board committees, as a result of which the options to purchase 960 shares granted in May 1998 to each of Dr. Baddour and Ms. Marshall under the Directors' Plan were canceled. A total of 138,240 shares of common stock have been reserved and are available for purchase upon the exercise of options granted under the Directors' Plan, of which options to purchase 49,920 shares were issued and outstanding at December 31, 1998.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The names of, and certain information regarding, executive officers and key employees of the Company who are not also directors, are set forth below:

         NAME            AGE                     POSITION
         ----            ---                     --------
Mark E. Gitter.........  45     Chief Financial Officer
James N. Fletcher......  46     Senior Vice President of Administration,
                                General Counsel and Secretary
Snezana Drmanac,         37     Vice President of SBH Biochemistry
  M.D. ................
Nandini Tandon,          36     Vice President of Corporate Development
  Ph.D. ...............         and Corporate Communications
David M. Rosen,          44     Vice President of Operations
  Ph.D. ...............

     Mark E. Gitter served as the Company's Director of Finance and Controller from July 1998 until March 1999 when he was promoted to Chief Financial Officer. Prior to joining the Company in 1998, Mr. Gitter was at Syntex Corporation, a pharmaceutical company, for more than 13 years in various finance positions. Prior to joining Syntex, he worked at Intel Corporation and Deloitte & Touche. Mr. Gitter is a CPA and received his MBA in accounting and health care fiscal management and a B.S. in biochemistry from the University of Wisconsin.

     James N. Fletcher served as the Company's Vice President of Administration from September 1994 until March 1998, and has served as its Secretary since April 1996 and as its General Counsel and Senior Vice President of Administration since March 1998. Mr. Fletcher was an independent consultant to the Company from April 1994 until September 1994. Mr. Fletcher served as General Counsel and a consultant to National Business Funding, a development-stage financial services company, from July 1993 until May 1994, as Assistant General Counsel of ComputerLand Corporation, a computer reseller, from November 1990 until December 1992 and served as a consultant from December 1992 until May 1993. Mr. Fletcher holds a B.S. in political science from Arizona State University and a J.D. from the University of Arizona.

     Snezana Drmanac, M.D. joined the Company in August 1994 as a Senior Scientist and became the Director of SBH Biochemistry Development in May 1997. On January 1, 1999, Dr. Drmanac was appointed Vice-President of SBH Biochemistry. Prior to joining the Company, Dr. Drmanac was a Junior Scientist at Argonne National Laboratory from 1991 to 1994, leading the project of developing and implementing SBH in DNA library screening. From 1989 to 1990, Dr. Drmanac worked as a Scientific Officer in the Genome Analysis Department in the Imperial Cancer Research Fund in London. Dr. Drmanac also served as a Research Associate at the Genome Structure Unit Division in the Center of Genetic Engineering in Belgrade. Dr. Drmanac earned her M.D. at the University of Belgrade.

     Nandini Tandon, Ph.D. served as the Company's Director and Senior Director of Corporate Development from April 1998 until March 1999 when she was named as the Company's Vice President of Corporate Development and Corporate Communications. Prior to joining the Company, Dr. Tandon was at Chiron Corporation, a biopharmaceutical company, where she served as a Commercial Development Manager and Corporate Development and Technology Licensing Analyst from May 1995 until April 1998. Prior to joining Chiron, Dr. Tandon was a Medical Representative at Glaxo Inc., a pharmaceutical company, from 1993 to 1995 and was an Academic Marketing Specialist for the Center of Microelectronics in Research Triangle Park from 1989 to 1992. Dr. Tandon received her Ph.D. in inorganic biochemistry from Duke University.

     David M. Rosen, Ph.D. joined the Company in March 1999 as Vice President of Operations. Prior to joining the Company, Dr. Rosen was Senior Vice President, Research and Development, in charge of clinical research and manufacturing operations, at Celtrix Pharmaceuticals from May 1998 to October 1998. During his seven years at Celtrix, and an additional nine years at Celtrix's parent company, Collagen Corporation, Dr. Rosen served as Vice President of Research and Development, Director of Research and was Project Manager for a variety of biopharmaceutical projects in cell and molecular biology, bone and osteoporosis research and growth factors. Dr. Rosen holds a Ph.D. and B.S. in biochemistry from the University of California, Riverside.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned for the three fiscal years ended December 31, 1998 by the Company's Chief Executive Officer and, based on actual or annualized salaries, the four other most highly compensated executive officers (the "Named Executive Officers"). No other executive officer's compensation exceeded $100,000 for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                 ANNUAL COMPENSATION           AWARD
                                            -----------------------------   ------------
                                                                             SECURITIES
                                            FISCAL                           UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITIONS          YEAR    SALARY($)   BONUS($)   COMPENSATION   COMPENSATION($)
       ----------------------------         ------   ---------   --------   ------------   ---------------
Lewis S. Gruber(1)........................   1998     237,500     50,000       30,000          56,299(1)
  President and                              1997     200,000        -0-          -0-          49,651(1)
  Chief Executive Officer                    1996     200,000        -0-       42,240             -0-
Christopher R. Wolf(2)....................   1998     195,000        -0-          -0-          62,257(2)
  Executive Vice President and               1997     127,083     25,000          -0-          70,635(2)
  Chief Financial Officer                    1996      10,416        -0-      144,000          30,000(2)
Radoje T. Drmanac(3)......................   1998     186,500     63,680       24,000             -0-
  Chief Scientific Officer                   1997     146,000     13,680       28,215             -0-
                                             1996     146,000     13,680       35,476          46,200(3)
James N. Fletcher.........................   1998     143,750        -0-       11,000             -0-
  Senior Vice President of                   1997     104,167        -0-       29,354             -0-
  Administration and                         1996      93,167        -0-       11,852             -0-
  General Counsel
Radomir B. Crkvenjakov(3).................   1998     140,730     13,680       19,000             -0-
  Co-Senior Vice President                   1997     146,000     13,680       29,334             -0-
  for Research                               1996     146,000     13,680       35,476          46,200(3)

---------------
(1) In December 1996, Mr. Gruber purchased 48,000 shares at $1.56 per share and 144,000 shares at $2.90 per share using the proceeds of a loan from the Company in the amount of $492,000. In March 1997, Mr. Gruber purchased 179,712 shares at $6.51 per share using the proceeds of a loan from the Company in the amount of $1,170,000. These shares vested over a period of two years ending in March 1999. Each of Mr. Gruber's loans bears interest at a rate of 3% per annum. The value representing the difference between the applicable federal rates on the dates of the loans and the 3% interest rates charged on each of the loans, is included as "Other Compensation."

(2) Mr. Wolf joined the Company in December 1996 and received compensation based on an annual salary of $125,000. Also in December 1996, Mr. Wolf purchased 161,280 shares at $4.17 per share using the proceeds of a loan from the Company in the amount of $672,000. These shares vested over a period of two years ending in December 1998. In March 1997, Mr. Wolf purchased 179,712 shares at $6.51 per share using the proceeds of a loan from the Company in the amount of $1,170,000. These shares vested over a period of two years ending in March 1999. Each of Mr. Wolf's loans bears interest at a rate of 3% per annum. The value representing the difference between the applicable federal rates on the dates of the loans and the 3% interest rates charged on each of the loans, is included as "Other Compensation." Mr. Wolf received a one-time reimbursement for relocation expenses of $30,000 in 1996, and received $14,650 during 1997 toward mortgage payments on an out-of-state property which was sold in conjunction with Mr. Wolf's move. Mr. Wolf resigned in March 1999.

(3) Pursuant to the terms of employment agreements which were effective through July 31, 1998, each of Drs. Drmanac and Crkvenjakov were entitled to annual bonuses of $13,680 and were entitled to a one-time special bonus of $91,200 when the Company reached $8.5 million of funding. Although the funding level was reached in 1995, the special bonuses were not paid until January 1996. As a condition of payment for the special bonuses, Drs. Drmanac and Crkvenjakov forfeited options to purchase 57,600 shares and 48,000 shares respectively, at an exercise price of $1.56 per share and their two-year employment agreements were automatically extended to terms of four years (expiring on July 31, 1998 as indicated above). The amounts paid were offset against loans made in August 1994 by the Company to each of Drs. Drmanac and Crkvenjakov in the amount of $45,000, such that each of Drs. Drmanac and Crkvenjakov received a net payment of $46,200 in January 1996. Dr. Crkvenjakov retired in October 1998, but still serves as a consultant to the Company on a part-time basis and is a member of its Scientific Advisory Board.

                             OPTION GRANTS IN 1998

     The following table sets forth the Company's grant of options to purchase common stock during 1998 to the Named Executive Officers:

                                                                                                POTENTIAL
                                                                                           REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES
                                   NUMBER OF     % OF TOTAL                                  OF STOCK PRICE
                                   SECURITIES     OPTIONS                                   APPRECIATION FOR
                                   UNDERLYING     GRANTED       EXERCISE                    OPTION TERM(2)($)
                                    OPTIONS     TO EMPLOYEES    PRICE($)     EXPIRATION   ---------------------
              NAME                 GRANTED(1)     IN 1998      (PER SHARE)      DATE         5%          10%
              ----                 ----------   ------------   -----------   ----------   --------    ---------
Lewis S. Gruber..................    30,000         7.3           4.75        10/29/08     89,617      227,108
Christopher R. Wolf(3)...........       -0-         -0-            N/A             N/A        N/A          N/A
Radoje T. Drmanac................    24,000         5.8           4.75        10/29/08     71,694      181,687
James N. Fletcher................    11,000         2.7           4.75        10/29/08     32,860       83,273
Radomir B. Crkvenjakov(4)........       -0-         -0-            N/A             N/A        N/A          N/A

---------------
(1) All options were granted pursuant to the 1995 Plan and become exercisable in four equal annual installments commencing one year after the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Company's common stock and the date on which the options are exercised. The amounts represented in this table may not necessarily be achieved.

(3) Mr. Wolf resigned in March 1999.

(4) Dr. Crkvenjakov retired in October 1998.

     The following table sets forth for each of the Named Executive Officers whether they exercised any options to purchase common stock during the year ended December 31, 1998, and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1998.

 AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND DECEMBER 31, 1998 OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                               SHARES                       UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                              ACQUIRED                         DECEMBER 31, 1998          DECEMBER 31, 1998(2)($)
                                 ON          VALUE        ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED(1)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   --------------   -----------   -------------   -----------   -------------
Lewis S. Gruber.............    2,034         7,680         292,669        54,700         996,786        41,676
Christopher R. Wolf.........      -0-           -0-         108,000        36,000         116,640        38,880
Radoje T. Drmanac...........      -0-           -0-         139,990        62,900         444,244        31,157
James N. Fletcher...........      -0-           -0-          17,540        40,368          11,018        13,440
Radomir B. Crkvenjakov(3)...   17,738        12,505         105,600           -0-         389,664           -0-

---------------
(1) Based on the fair market value at the date of exercise minus the exercise price as determined by the Board prior to the Company's initial public offering.

(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's common stock of $5.25, the closing sale price per share of the Company's common stock as reported by the Nasdaq National Market on December 31, 1998.

(3) Dr. Crkvenjakov retired in October 1998; nonqualified options granted in 1994 and vested as of his retirement date remained exercisable through January 15, 1999 at which time he completed a cashless exercise of options with the Company to purchase 105,600 shares.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board comprises Dr. Baddour, the Compensation Committee's Chairperson, and Mr. Weist. The Compensation Committee's responsibilities include recommending to the Board the compensation for the Company's executive officers, grants of stock options to employees of the Company, and administering the Company's stock option plans. The Compensation Committee bases its decisions on the Company's executive compensation philosophy, which seeks to relate salaries, bonuses and stock option awards to the Company's success in meeting annual and long-term performance goals, to reward individual achievement and to attract and retain qualified executives.

     The Company sets its executive officers' salaries in the mid-range compared to those with similar management positions in peer companies consisting primarily of other genomics and biotechnology companies. The level of salaries paid to executive officers of the Company also takes into account the technological achievements of the Company during the year, its success in entering into significant technology agreements with collaborators, as well as an evaluation of the individual performance and contribution of each executive to the Company's performance for the year. Particular emphasis is placed on the individual officer's level of responsibility for and role in meeting the Company's strategic, technological and financial objectives. Because of the Company's stage of development, the Committee has not used either the profitability of the Company or the market value of its stock as a significant factor in consideration for setting executive officer salaries.

BONUSES

     The Company awards bonuses for accomplishments achieved during the past year. The Compensation Committee determines the amount of the bonus, with advice from Company management. The Compensation Committee decides the amount based upon an assessment of the individual's contributions during the year, compared to (but not restricted to) a list of goals previously approved by management and the Compensation Committee. The Compensation Committee also considers general factors relating to the Company in setting the size of the bonus pool and adjusts bonuses based on those factors as well. In determining bonuses for the fiscal year ended December 31, 1998, the Compensation Committee considered, among other accomplishments:

     - the establishment of new collaborations with the Pharmaceutical Division of the Kirin Brewery Company, Ltd. and with the University of California at San Francisco;

     - commencement of production of the Company's HyChip chips;

     - continued growth of the Company's HyGenomics(TM)database of partial human gene sequences, which the Company believes to be the largest such database in the world;

     - announcements of potential therapeutic product candidates; and

     - filing of patent applications on numerous gene discoveries, apparatus and processes.

STOCK OPTIONS

     Stock options awards are intended to align the interests of executives with the interests of the stockholders in the long-term performance of the Company. The Compensation Committee developed guidelines for executive stock option awards, in consultation with management of the Company. The guidelines are based upon:

     - analysis of long-term incentive awards based on each individual executive's position;

     - responsibilities, performance and contribution to the achievement of the Company's long-term goals; and

     - competitive stock option data from other genomics and biotechnology companies.

     In addition, the Committee reviews the equity position of all executive officers on an annual basis and awards stock options to executive officers periodically.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The 1998 compensation of Mr. Lewis S. Gruber, the Company's Chief Executive Officer and President, took into account the above policies and specific milestones achieved by the Company during the prior year. The Committee believes that Mr. Gruber's salary of $237,500 for 1998 (plus a bonus of $50,000 paid in March 1998 in recognition of accomplishments in 1997) was in the low to middle range compared to CEOs in peer companies consisting primarily of other genomics and biotechnology companies. Mr. Gruber also received options to purchase 30,000 shares in 1998.

                                          COMPENSATION COMMITTEE

                                          Raymond F. Baddour, Ph.D., Chairman
                                          Robert D. Weist

                               PERFORMANCE GRAPH

     The following graph compares the annual percentage change in the Company's cumulative total stockholder return on its common stock, for the period from August 7, 1997 (the date of the Company's initial public offering) through December 31, 1998, with the comparable return of two indexes: The Nasdaq Market Index and the Hambrecht & Quist Biotechnology Index. The Company has not paid any dividends on its common stock, and no dividends are included in the representation of the Company's performance. The graph assumes you invested $100 in the Company's common stock and in each of the indices on August 8, 1997. The stock price performance on the graph below is not necessarily indicative of future price performance.
PERFORMANCE GRAPH

                                                                                HAMBRECHT & QUIST
                                                       HYSEQ INC.              BIOTECHNOLOGY INDEX         NASDAQ MARKET INDEX
                                                       ----------              -------------------         -------------------
'8/08/97'                                                100.00                      100.00                      100.00
'12/31/97'                                                64.71                       98.21                       98.95
'12/31/98'                                                35.29                      149.55                      139.56

     At December 31, 1998, the closing price of the Company's common stock was $5.25 per share.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who beneficially own more than 10% of the Company's common stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by the Commission and the Company is required to disclose in this Proxy Statement any failure to file by such due dates during fiscal 1998.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                              CERTAIN TRANSACTIONS

     In December 1993, Lewis S. Gruber, a director and executive officer of the Company, received a warrant to purchase 144,000 shares of common stock at $2.90 per share in exchange for the assignment of all right, title and interest in and to certain patent rights relating to diagnostic applications owned by him. In connection with Mr. Gruber's employment by the Company in June 1994, Mr. Gruber was granted a 10-year option to purchase 345,600 shares of common stock at an exercise price of $1.56 per share. In December 1996, Mr. Gruber used the proceeds of a loan from the Company to exercise the warrant to purchase 144,000 shares of common stock at $2.90 per share and to exercise options to purchase 48,000 shares of common stock at an exercise price of $1.56 per share. The loan, in the principal amount of $492,000, is evidenced by a promissory note dated December 9, 1996, that bears interest at 3% per annum and is due on December 8, 2001. The loan is secured by, and with recourse only to, 118,080 shares of Mr. Gruber's common stock. In March 1997, Mr. Gruber purchased 179,712 shares at $6.51 per share using the proceeds of an additional $1,170,000 loan, as evidenced by a promissory note dated March 12, 1997 on the same terms as his prior loan. As of March 31, 1999, the amounts outstanding under such loans were $492,000 and $1,170,000, respectively. As a condition of the purchase, Mr. Gruber did not receive any options under the 1995 Plan during 1997.

     Until joining the Company, Mr. Gruber was a member of Marshall, O'Toole, Gerstein, Murray & Borun. The law firm has served as one of the Company's patent counsel since the Company's inception in 1992. He also is the spouse of Misty S. Gruber, who was a director of the Company from its inception to June 1994 and is a member of Sachnoff & Weaver, Ltd., a law firm which has served as general corporate counsel to the Company since June 1996. Ms. Gruber formerly was a member of Shefsky & Froelich Ltd. which law firm served as general corporate counsel to the Company from the Company's inception to June 1996. Sachnoff & Weaver, Ltd. and certain members and related persons in addition to Ms. Gruber and certain partners and related persons of Marshall, O'Toole, Gerstein, Murray & Borun are stockholders of the Company.

     In January 1997, Sachnoff & Weaver, Ltd. purchased 76,800 shares of common stock at $6.51 per share. Sachnoff & Weaver, Ltd. paid $102,415 in cash and delivered a promissory note to the Company for the balance in the amount of $397,585 secured by 61,069 shares of common stock. The note bore interest at 8.25% per annum and was paid in full during 1998. Sachnoff & Weaver, Ltd. received approximately $940,722 for legal services performed in 1998.

     In December 1996, Mr. Wolf borrowed $672,000 from the Company, as evidenced by a promissory note dated December 9, 1996, which bears interest at 3% per annum and is due on December 8, 2001. Mr. Wolf used the proceeds of the loan to purchase 161,280 shares of common stock at $4.17 per share in December 1996. In March 1997, Mr. Wolf purchased 179,712 shares at $6.51 per share using the proceeds of a $1,170,000 Company loan on the same terms as the loan to Mr. Gruber in March 1997. As of September 30, 1997, the amounts outstanding under such loans were $672,000 and $1,170,000, respectively. As a condition of the purchase, Mr. Wolf did not receive any options under the 1995 Plan during 1997. The loans are secured by, and with recourse only to, the shares purchased by Mr. Wolf using proceeds of Company loans. Mr. Wolf also is a partner in Blue Hill Partners, a partnership controlled by Thomas N. McCarter III, a director of the Company. Blue Hill Partners purchased 76,800 shares of common stock at $4.17 per share in September 1996. Mr. Wolf resigned from the Company in March 1999.

                  MATTERS TO BE CONSIDERED BY THE STOCKHOLDERS

                ELECTION OF CLASS III DIRECTORS (NOTICE ITEM 1)

     The Company has three classes of directors serving staggered, three-year terms. The 2000 ("Class I") and 2001 ("Class II") classes each currently have three members and the 1999 ("Class III") class has two members. The Class III directors are to be elected at the Meeting for three-year terms expiring on the date of the annual meeting of the stockholders in 2002 or until each such director's successor shall have been duly elected or appointed. The Board has nominated Dr. Radoje T. Drmanac, and Mr. Thomas N. McCarter III for re-election as Class III directors. A stockholder using the enclosed proxy card can vote for either or both of the two nominees to the Board or withhold his or her vote from either or both of such nominees. IF THE PROXY CARD IS PROPERLY EXECUTED BUT UNMARKED, IT WILL BE VOTED FOR ALL OF THE NOMINEES. Each of the nominees has agreed to serve as a director if elected; however, should any nominee become unable or unwilling to accept nomination or election, the proxies will exercise their voting power in favor of such other person or persons as the Board may recommend.

     The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and eligible to vote at the Meeting, provided a quorum exists, is required to elect each of Dr. Drmanac and Mr. McCarter.

     RECOMMENDATION OF THE BOARD: The Board recommends a vote FOR election of Dr. Drmanac and Mr. McCarter.

       RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (NOTICE ITEM 2)

     The selection by the Board of the firm of Ernst & Young LLP ("Ernst & Young") as the independent auditors for the Company for the year ending December 31, 1999, is to be submitted for ratification by the stockholders at the Meeting. The firm of Ernst & Young has served as independent auditors for the Company since 1993. The independent auditors have advised the Company that they have no direct or material indirect financial interest in the Company. Representatives of the firm of Ernst & Young are not expected to be present at the Meeting.

     The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and eligible to vote at the Meeting, provided a quorum exists, is required for ratification of the selection of the independent auditors. IF THE PROXY CARD IS PROPERLY EXECUTED BUT UNMARKED, IT WILL BE VOTED FOR THE PROPOSAL.

     Stockholder ratification of the selection of Ernst & Young as the Company's independent auditors is not required by the By-Laws of the Company or otherwise. The Board has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young as independent auditors, the Board will consider whether to retain that firm for the year ending December 31, 1999.

     RECOMMENDATION OF THE BOARD: The Board recommends that the stockholders vote FOR ratification of the Board's selection of Ernst & Young as independent auditors for the Company for fiscal year 1999.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company knows of no other business which may come before the Meeting. However, if any additional matters are properly presented at the Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their judgment on such matters.

                              GENERAL INFORMATION

     As of March 31, 1999, there were 12,981,352 shares of common stock outstanding, each entitled to cast one vote at the Meeting. There were options to purchase 1,583,558 shares of common stock at varying exercise prices between $.78 and $14.25 and warrants to purchase an additional 520,184 shares of common stock outstanding at varying exercise prices between $3.42 and $5.21 per share (the weighted average exercise price was $4.03 per share for options, $4.11 per share for warrants and $4.05 per share overall).

                             STOCKHOLDER PROPOSALS

     No stockholder proposals were received by the Company for inclusion in this year's proxy statement. If a stockholder wishes to present a proposal to be included in the proxy statement for the next annual meeting of stockholders, and assuming such annual meeting of stockholders is held on or about May 15, 2000, such proposal must be submitted in writing and received by the Company's Secretary at its facility in Sunnyvale not earlier than February 15, 2000, and not later than March 16, 2000.

     Whether or not you intend to be present at the Meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                                          By order of the Board of Directors:
                                          James N. Fletcher
                                          Secretary
April 15, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  HYSEQ, INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby appoints Robert D. Weist and Lewis S. Gruber as proxies, with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of stock of Hyseq, Inc., a Nevada corporation (the "Company"), standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 24, 1999 at 9:00 am Pacific Daylight Time and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, as follows:

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SELECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

[ ]  I PLAN TO ATTEND THE MEETING

ITEM 1:  Election of Class III Directors
       Nominees: Dr. Radoje T. Drmanac and Mr. Thomas N. McCarter III (To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

       VOTE FOR [ ]                               WITHHOLD AUTHORITY [ ]
       all nominees listed                to vote for all nominees
       (except as marked to the contrary)

ITEM 2: Ratification of Selection of Ernst & Young LLP as auditors for fiscal year 1999.
            FOR [ ]                AGAINST [ ]               ABSTAIN [ ]

ITEM 3: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU HAVE ANY QUESTIONS, CALL THE COMPANY AT 408-524-8100.

                                                        ------------------------
                                                        Number of Shares

                                                        ------------------------
                                                        Signature of
                                                        Stockholder       Date

                                                        ------------------------
                                                        Signature of
                                                        Stockholder       Date

                                                        Please sign exactly as
                                                        name appears hereon.
                                                        When shares are held by
                                                        joint tenants, both
                                                        should sign. When
                                                        signing as attorney,
                                                        executor, administrator,
                                                        trustee or guardian,
                                                        please give full title
                                                        as such. If a
                                                        corporation, please sign
                                                        in full corporate name
                                                        by President or other
                                                        authorized officer. If a
                                                        partnership, please sign
                                                        in full partnership name
                                                        by authorized person.